Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION REPORTS
FIRST QUARTER PROFIT OF $1.7 MILLION
BILOXI, MS (April 14, 2009)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $1,703,000 during the first quarter of 2009, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income for the 2009 quarter declined 18.5% from $2,089,000 during the same period in 2008, due mainly to an increase in the loan loss provision of $348,000 for the most recent quarter.
Earnings per share totaled $.33 per average weighted share for the first quarter of 2009, down from $.39 per share for the same period last year. Earnings per share figures are based on average weighted shares outstanding of 5,221,950 for the three months ended March 31, 2009 and 5,396,898 for the three months ended March 31, 2008.
“Our Board of Directors and senior management have adopted a very conservative and prudent policy in regards to our allowance for loan losses in the face of the worst financial crisis since the Great Depression,” said Swetman. “Our program of evaluating the individual credit risk of our loans serves us well in difficult times like these, as we are able to identify problems early and try to resolve them quickly,” he said.
“Loan volume during the first quarter grew to $476.5 million, an all-time record for the bank,” said Swetman. “Although the Mississippi Gulf Coast is unquestionably feeling the effects of the worldwide economic recession, our bank continues to pursue sound business loans. Our strong capital base gives us the ability to continue doing business on our terms.”
Founded in 1896, with $910 million in assets as of March 31, 2009, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)
EARNINGS SUMMARY

Three Months Ended March 31,	2009	2008

Net interest income	$6,274	$7,201
Provision for loan losses	348	46
Non-interest income	2,622	2,538
Non-interest expense	6,555	6,565
Income taxes	290	1,039
Net income	1,703	2,089
Earnings per share	.33	.39
PERFORMANCE RATIOS

March 31,	2009	2008

Return on average assets	.74%	.91%
Return on average equity	6.41%	7.71%
Net interest margin	3.15%	3.55%
Efficiency ratio	77%	68%
BALANCE SHEET SUMMARY

March 31,	2009	2008

Total assets	$910,417	$897,404
Loans	476,522	456,753
Securities	353,202	355,313
Total deposits	546,183	569,632
Total federal funds purchased	227,909	196,156
Shareholders’ equity	105,507	110,626
Book value per share	20.41	20.50
Weighted average shares	5,221,950	5,396,898
PERIOD END DATA

March 31,	2009	2008

Allowance for loan losses as a percentage of loans	2.39%	2.06%
Loans past due 90 days and still accruing	6,733	1,275
Nonaccrual loans	17,211	206
Primary capital	12.78%	13.02%